     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 2003
                                                   REGISTRATION NO. 333-[      ]

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                    ----------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    ----------------------------------------
                          CONCORD COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                          -----------------------------

          MASSACHUSETTS                                         04-2710876
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                               600 NICKERSON ROAD
                        MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 460-4646
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                    ----------------------------------------

                                 JOHN A. BLAESER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CONCORD COMMUNICATIONS, INC.
                               600 NICKERSON ROAD
                        MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 460-4646
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:
                              KEVIN M. BARRY, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

                    ----------------------------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                           PROPOSED MAXIMUM           AMOUNT OF
         TITLE OF EACH CLASS OF                AMOUNT TO BE                            AGGREGATE OFFERING PRICE   REGISTRATION FEE
      SECURITIES TO BE REGISTERED               REGISTERED       PRICE PER SHARE (1)              (1)                    (2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share            340,996               $11.85                $4,040,803               $326.76
==================================================================================================================================

(1) The price of $11.85 per share, which is the average of the high and low prices of the Common Stock of the Registrant reported on the Nasdaq National Market on August 14, 2003, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(2)   Calculated pursuant to Section 6(b) of the Securities Act of 1933.

    --------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                    SUBJECT TO COMPLETION, DATED AUGUST 19, 2003




                          CONCORD COMMUNICATIONS, INC.


                                340,996 SHARES OF
                                  COMMON STOCK

         This prospectus is offering 340,996 shares of our common stock for sale by certain selling stockholders. The selling stockholders acquired their stock in connection with our acquisition of netViz Corporation ("netViz") completed on July 17, 2003. netViz was acquired through a wholly owned subsidiary of Concord and subsequently merged into a limited liability company also wholly owned by Concord. The surviving entity, netViz LLC, is now a wholly owned subsidiary of Concord.

         We are receiving no proceeds from the sale of the shares offered for sale hereunder.

         Concord's common stock is traded on the Nasdaq National Market under the symbol "CCRD." The last reported sale price of the common stock on the Nasdaq National Market on August 15, 2003 was $12.56 per share.


                                   ----------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                   ----------



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is August __, 2003.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED HEREIN OR SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                            ------------------------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Summary of the Offering and the Company.............................       2
Factors that Could Affect Future Results............................       2
Use of Proceeds.....................................................      14
Selling Stockholders................................................      14
Plan of Distribution................................................      15
Legal Matters.......................................................      17
Experts.............................................................      17
Where You Can Find More Information.................................      17
Exhibit Index.......................................................      23

                            ------------------------

                     SUMMARY OF THE OFFERING AND THE COMPANY

         This prospectus is offering 340,996 shares of our common stock for sale by certain selling stockholders. The selling stockholders acquired their stock in connection with our acquisition of netViz Corporation ("netViz") completed on July 17, 2003. netViz was acquired through a wholly owned subsidiary of Concord and subsequently merged into a limited liability company also wholly-owned by Concord. The surviving entity, netViz LLC, is now a wholly owned subsidiary of Concord.

         We are receiving no proceeds from the sale of the shares offered for sale hereunder. We have agreed to pay the expenses, including certain accounting and legal expenses, associated with registering these shares of the selling stockholders. We may suspend the use of this prospectus during periods of time if there then exists material, non-public information relating to Concord that, in our reasonable opinion, would not be appropriate for disclosure.

         Concord develops, markets and supports solutions that optimize application performance and availability across networks and systems. With the recent acquisition of netViz, Concord has expanded its product line to include a solution that enables users to visualize business processes and allows them to map relationships within the supporting technology infrastructure through data-driven icons. The eventual integration of netViz's technology with Concord's flagship product, the eHealth Suite, will provide users with a new, more automated means of application service optimization.

         On July 14, 2003, we entered into an Agreement and Plan of Reorganization providing for the merger of Sunburst Acquisition Corporation, a wholly owned subsidiary of Concord, with and into netViz. The merger was effected on July 17, 2003. At the effective time of the merger, the issued and outstanding shares of the common stock, $0.001 par value per share, of netViz were cancelled and automatically converted into cash consideration and an aggregate of 340,996 shares of our common stock.

         Our principal executive offices are located at 600 Nickerson Road, Marlborough, Massachusetts, 01752 and our telephone number is (508) 460-4646. As used in this prospectus, "we," "us," "our", "the Company" and "Concord" refer to Concord Communications, Inc., a Massachusetts corporation, and its wholly owned subsidiaries.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included in our annual reports and other information on file with the SEC. The statement of operations data for each of the three years ended December 31, 2002 and the balance sheet data as of December 31, 2002 and 2001, have been derived from audited financial statements incorporated by reference in this Registration Statement. The statement of operations data for each of the two years ended December 31, 1999 and the balance sheet data as of December 31, 2000, 1999 and 1998, have been derived from financial statements not incorporated by reference in this Registration Statement. The Company adopted Statement of Financial Accounting Standards ("FAS") No. 145. "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" as of January 1, 2003. The adoption of FAS No. 145 retroactively changes guidance related to the reporting of gains and losses from extinguishment of debt as extraordinary items. The effect of FAS No. 145 on the Company's statement of operations data for the five years ended December 31, 2002 is for amounts previously recorded as "Extraordinary loss on early extinguishment of debt" to instead be recorded as a component of "Other income, net". The Company has reclassified extraordinary loss of $216, net of tax benefit of $72, for the year ended December 31, 2000. There were no extraordinary items in the years ended December 31, 2002, 2001, 1999 and 1998.

(in thousands, except per share data)             Fiscal Year Ended December 31,
                                                     2002          2001          2000            1999           1998
                                                  --------       --------       -------        -------        -------

Consolidated Statements of Operations Data:
Revenues ...................................        93,844         87,978        91,484         68,820         41,969
Gross profit ...............................        76,874         70,162        78,383         60,318         37,085
Operating (loss) income ....................          (147)       (13,868)       (1,277)         7,517          2,599
Other income net ...........................         2,916          3,161         2,778          2,964          2,515
Net income (loss) ..........................         2,201        (11,154)        1,126          6,195          6,100
Net income (loss) available to common
  shareholders .............................      $  2,201       $(11,154)      $ 1,126          6,070          5,980

Net income (loss) per common and potential common share:
  Basic ....................................      $   0.13       $  (0.67)      $  0.07        $  0.42        $  0.44
  Diluted ..................................      $   0.12       $  (0.67)      $  0.07        $  0.36        $  0.37

Weighted average common and potential common shares outstanding:
  Basic ....................................       17,057         16,683         16,144         14,395         13,570
  Diluted ..................................       17,627         16,683         16,746         16,722         16,200

--------------
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable
  securities ...............................      $ 73,670       $ 68,344       $ 63,251       $63,569        $56,619
Working capital ............................        56,975         48,965         54,131        55,213         47,913
Total assets ...............................       105,930        102,480        102,276        89,787         67,981
Long-term debt, net of current portion .....            --             --             --         2,064            242
Redeemable convertible preferred stock .....            --             --             --        11,723         11,598
Total stockholders' equity .................      $ 68,936       $ 63,507       $ 70,746       $52,476        $41,213

                    FACTORS THAT COULD AFFECT FUTURE RESULTS

Any investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.

         This document contains forward-looking statements. Any statements contained in this document that do not describe historical facts are forward-looking statements. Concord makes such forward-looking statements under the provisions of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Concord's actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below.

OUR FUTURE OPERATING RESULTS ARE UNCERTAIN.

         Prior to 2001, we marketed and sold our products primarily in the performance management market. In 2001, our product functionality was expanded to include both fault and performance management features to penetrate the fault management market. While sales of our fault and application products were approximately 20% of our license revenues for the fiscal quarter ended June 30, 2003, we still have a limited operating history in this expanded market upon which we can evaluate our business. The integrated fault and performance market is highly competitive and rapidly evolving. Additionally, many of our competitors in this new market have a longer operating history and greater resources. Our limited operating history and an uncertain economic climate due to worldwide economic conditions make the prediction of future results of operations difficult or impossible. Our prospects must be considered in light of the risks, costs, and difficulties frequently encountered by emerging companies operating in the highly competitive software industry.

FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES MAY ADVERSELY IMPACT OUR BUSINESS.

         In July 2003, we completed the acquisition of netViz Corporation, a developer of software that enables customers to visualize business processes and allows them to map relationships within the supporting technology infrastructure through data-driven icons. The acquisition of netViz Corporation provides us the opportunity to integrate the netViz products with our existing products and to manage the continued marketing and selling of the netViz products as a distinct product set. Additionally, we must integrate the netViz personnel, manage operations with a workforce located in multiple locations, and retain netViz customers. Our efforts to integrate netViz may not be successful. This would adversely impact our business. This acquisition may adversely impact our business through:

-     failure to successfully integrate the acquired products;

-     failure to successfully integrate personnel and management structures;

-     failure to retain key customers;

-     loss of key employees;

-     failure to effectively control costs associated with the integration;

- failure to meet expected timelines for product development and commercialization; and

- exposure to liabilities of the acquired company that were not known or accurately evaluated by us prior to consummating the acquisition.

         Even if the acquisition is successfully integrated, we may not fully realize all of the expected benefits of the acquisition, including the expected financial results or the expected benefits to our product line.

WE CANNOT ENSURE THAT OUR REVENUES WILL GROW OR THAT WE WILL CONTINUE TO BE PROFITABLE.

         We have expended considerable resources to the research and development of new technologies and new or improved product features that have enabled us to penetrate new markets both in the United States and internationally. This investment in product development allowed the company to achieve revenue growth and profitability for the fiscal quarter ended June 30, 2003. Despite our results in the second fiscal quarter of 2003, we cannot ensure that we can generate revenue growth on a quarterly or annual basis, or that we can achieve or sustain any revenue growth in the future.

         In an effort to retain profitability, we continue to work to reduce operating expenses while maintaining funding for product development. However, competition in the marketplace may require us to increase our operating expenses in the future in order to:

-     fund higher levels of research and development;

-     increase our sales and marketing efforts;

-     develop new distribution channels;

-     broaden our customer support capabilities;

-     expand our administrative resources in anticipation of future growth; and

-     respond to unforeseeable economic or business circumstances.

         To the extent that increases in our expenses precede or are not followed by increased revenues, our profitability will be at risk.

         In addition, in view of the rapidly evolving nature of our business and markets, the uncertain economic and geopolitical landscape, and our limited operating history in our current market, we believe that one should not rely on period-to-period comparisons of our financial results as an indication of our future performance.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

         We are likely to experience significant fluctuations in our quarterly operating results caused by many factors, including, but not limited to:

- changes in the demand for our products by customers or groups of customers;

- the timing, composition, and size of orders from our customers, including the tendency for significant bookings to occur in the final two weeks of each fiscal quarter;

-     our customers' spending patterns and budgetary resources for our products;

-     geopolitical conditions in the world;

-     the success of our new customer generation activities;

- introductions or enhancements of products, or delays in the introductions or enhancements of products, by us or our competitors;

-     changes in our pricing policies or those of our competitors;

-     changes in the distribution channels through which our products are sold;

- our success in anticipating and effectively adapting to developing markets and rapidly changing technologies;

-     our success in attracting, retaining, and motivating qualified personnel;

- the publication of opinions about us and our products, or our competitors and their products, by industry analysts or others;

-     changes in general economic conditions; and

- changes in accounting rules, such as recording expenses for employee stock option grants.

         Though our service revenues have been increasing as a percentage of total revenues, we do not have a significant ongoing revenue stream that may mitigate quarterly fluctuations in operating results, as do other software companies with a longer history of operations. Increases in our revenues will also depend on our successful implementation of our distribution strategy as we attempt to expand our channels of distribution. There also may be other factors, such as seasonality and the timing of receipt and delivery of orders within a fiscal quarter, that significantly affect our quarterly results, which are often difficult to predict.

         A significant portion of our product sales occurs in the final two weeks of each fiscal quarter. Any delay in the shipment of products near the end of the quarter may result in decreased revenues for the quarter. Additionally, intense competition and budgetary constraints placed upon our customers typically increase during the final two weeks of a fiscal quarter and may adversely affect our revenues for that quarter.

         Due to all of the foregoing factors, we believe that our quarterly operating results are likely to vary significantly in the future. Therefore, in some future quarter our results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock will likely suffer.

OUR SUCCESS IS DEPENDENT UPON SALES TO TELECOMMUNICATION CARRIERS, SERVICE PROVIDERS, AND ENTERPRISE CUSTOMERS.

         We derive and likely will continue to derive a significant portion of our revenues from the sales of our products to telecommunication carriers, service providers, and enterprise customers. These markets worldwide have suffered from a turbulent economy during 2002 and the first half of fiscal 2003. We have been negatively affected by the general weakness in capital spending within these markets. The volume of sales of our products and services to telecommunication carriers, service providers, and enterprise customers may increase slower than we expect or may decrease.

THE MARKET FOR APPLICATION PERFORMANCE MANAGEMENT SOFTWARE IS EMERGING.

         The market for our application performance management software is in an early stage of development. Management of the end user's experience through optimizing the performance of computer applications is critical to our customers' business profitability and is the core of the information technology infrastructure management. Targeting this market is central to the development and marketing of our products, but this market is emerging and highly competitive, and it is difficult to assess:

-     the size of the application performance management market;

-     the appropriate features and prices for products to address this market;

-     the optimal distribution strategy; and

- the market that will develop and the impact of large competitors within the market.

         This market is very competitive and we are in direct competition with larger companies with substantially greater resources. These larger companies are able to devote considerable resources to the development of competitive products and the creation and maintenance of direct and indirect sales channels. The rapidly evolving application performance market and the continued presence of larger companies in this market may impact our ability to retain or increase our market share.

THE MARKET FOR APPLICATION AVAILABILITY AND PERFORMANCE MANAGEMENT SOFTWARE IS EMERGING.

         The market for our application availability and performance solution is still in an early stage of development. Although the rapid expansion and increasing complexity of computer applications, systems, and networks in recent years have increased the demand for fault and performance management software products, the awareness of, and the demand for, an integrated fault and performance solution is a recent development; therefore, it is difficult to assess:

-     the size of this market;

-     the appropriate features and prices for products to address this market;

-     the optimal distribution strategy; and

- the market that will develop and the impact of large competitors within the market.

         The development of this market and our growth will depend significantly upon the desire and success of telecommunication carriers, managed services providers, and enterprises to integrate availability and performance management into their applications, systems, and networks. Moreover, this market is very competitive and we are in direct competition with larger companies with substantially greater resources. These larger companies are able to devote considerable resources to the development of competitive products and the creation and maintenance of direct and indirect sales channels. The presence of these larger companies in this market may impact our ability to retain or increase our market share.

THE MARKET FOR OUR PRODUCTS IS INTENSELY COMPETITIVE AND RAPIDLY EVOLVING.

         The market for our products is intensely competitive and rapidly evolving. Our current and future competitors include:

-     application performance software vendors;

-     fault management software vendors;

-     IT visualization software vendors;

-     report toolset niche vendors;

-     enterprise management software, framework and platform providers;

-     software vendors providing service assurance for the wireless market;

- large, well established management framework companies that have developed network or application management platforms;

-     developers of network element management solutions;

-     probe vendors;

-     telecommunications vendors;

-     system agent vendors; and

- vendors that provide, as a service, some of the functionality of our products.

         We expect competition to persist, increase, and intensify in the future which will likely result in price competition within our relevant market. If we do not provide products that achieve success in our market in the short term, we could suffer an insurmountable loss in market share and brand name acceptance. We cannot ensure that we will compete effectively with current and future competitors.

MARKET ACCEPTANCE OF OUR EHEALTH(R) PRODUCT FAMILY IS CRITICAL TO OUR SUCCESS.

         We currently derive substantial product revenues from our eHealth(R) Suite product family, and we expect that revenues from these products will continue to account for substantially all of our product revenues in the foreseeable future. Broad market acceptance of these products is critical to our future success. We cannot ensure that market acceptance of our eHealth(R) Suite of products will increase or even remain at current levels. Factors that may affect the market acceptance of our integrated solution include:

- the availability and price of competing integrated solutions, products and technologies;

-     the demand for integrated, as opposed to stand-alone, solutions; and

-     the success of our sales efforts and those of our marketing partners.

         Moreover, if demand for integrated fault and performance management software products increases, we anticipate that our competitors will introduce additional competitive products and new competitors could enter our market and offer alternative products resulting in decreased market acceptance of our products.

WE MAY NEED FUTURE CAPITAL FUNDING.

         We plan to continue to expend substantial funds on the continued development, marketing, and sale of the eHealth(R) product family. While we have approximately $80.4 million in short term investments (cash, cash equivalents and marketable securities), excluding restricted cash totaling $539,000 as of June 30, 2003, we cannot ensure that our existing capital resources and any funds that may be generated from future operations together will be sufficient to finance our future operations or that other sources of funding will be available on terms acceptable to us, if at all. In addition, future sales of substantial amounts of our securities in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our securities.

WE MUST INTRODUCE PRODUCT ENHANCEMENTS AND NEW PRODUCTS ON A TIMELY BASIS.

         Because of rapid technological change in the software industry, potential changes in the architecture of the IT infrastructure, changes in the fault and performance management software market, and changes in industry standards, the market acceptance of versions of our eHealth(R) Suite is difficult to estimate. We cannot ensure that:

- we will successfully develop and market enhancements to our eHealth(R) Suite or successfully develop new products that respond to technological changes, evolving industry standards, or customer requirements;

- we will not experience difficulties that could delay or prevent the successful development, introduction, and sale of enhancements or new products; or

- enhancements or new products will adequately address the requirements of the marketplace and achieve market acceptance.

THE NEED FOR OUR PRODUCTS MAY DECREASE IF MANUFACTURERS INCORPORATE OUR PRODUCT FEATURES INTO THEIR PRODUCT OFFERINGS.

         Our products manage the performance of computer applications, systems, and networks. Presently, manufacturers of both hardware and software have not implemented these management functions into their products in any significant manner. These products typically include, but are not limited to, operating systems, workstations, network devices, and software. If manufacturers begin to incorporate these management functions into their products it may decrease the value of our products and have a substantial impact on our business.

CURRENT GEOPOLITICAL INSTABILITY AND THE CONTINUING THREAT OF DOMESTIC AND INTERNATIONAL TERRORIST ATTACKS MAY ADVERSELY IMPACT OUR REVENUES.

         International tensions, exacerbated by the war in Iraq contribute to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. In addition, the continuing threat of terrorist attacks internationally has contributed to international tension and uncertainty, which has exacerbated the weakening of the worldwide economy. As we sell products both in the United States and internationally, the threat of future terrorist attacks may adversely affect our business.

OUR COMMON STOCK PRICE COULD EXPERIENCE SIGNIFICANT VOLATILITY.

         The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to:

-     variations in results of operations;

- announcements of technological innovations or new products by us or our competitors;

-     changes in financial estimates by securities analysts;

-     announcements of results of operations by other companies;

- announcements by government or other agencies regarding the economic health of the United States and the rest of the world;

-     announcements relating to financial improprieties by public companies; or

-     other events or factors.

         In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of our common stock leading to an increased risk of securities class action litigation. Such litigation could result in substantial costs and a diversion of our attention and resources.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE. OUR SUCCESS DEPENDS UPON MAINTENANCE OF STANDARD PROTOCOLS.

         The software industry is characterized by:

-     rapid technological change;

-     frequent introductions of new products;

-     changes in customer demands; and

-     evolving industry standards.

         The introduction of products embodying new technologies and the emergence of new industry standards can render existing products and integrated solutions obsolete and unmarketable. While we actively work to develop products that operate with standard protocols, any change in industry standards or the emergence of new network technologies could affect the compatibility of our products, which in turn could affect the demand for, or the pricing of, our products and solutions.

WE RELY ON STRATEGIC PARTNERS AND OTHER EVOLVING DISTRIBUTION CHANNELS.

         Our distribution strategy is to develop multiple distribution channels, including sales through:

-     strategic marketing partners;

-     value added resellers;

-     system integrators;

-     telecommunication carriers;

-     original equipment manufacturers; and

-     independent software vendors and international distributors.

         We have developed a number of these relationships and intend to continue to develop new "channel partner" relationships. We have focused on identifying and developing our key distribution partners worldwide to maximize the success of our indirect sales. As part of this process, we have decreased the total number of distributors selling our products, but increased the quality and focus of our most valuable distributors through improved training and development programs. Our success will depend in large part on our development of these more focused distribution relationships and on the performance and success of these third parties, particularly telecommunication carriers and other network service providers. We sell our products in the United States through both direct sales to customers and indirect sales to customers through our channel partners. Outside the United States, we sell our products primarily through indirect sales via our channel partners. Our international channel partners are located in Europe, the Middle East, Africa, Asia, and North and South America and are subject to local laws, regulations, and customs that may make it difficult to accurately assess the potential revenues that can be generated from a certain market. Our success depends upon our ability to attract and retain valuable channel partners and to accurately assess the size and vitality of the markets in which our products are sold. While we have implemented policies and procedures to achieve this, we cannot predict the extent to which we are able to attract and retain financially stable, motivated channel partners. Additionally, our channel partners may not be successful in marketing and selling our products. We may:

-     fail to attract important and effective channel partners;

- fail to penetrate our targeted market segments through the use of channel partners; or

- lose any of our channel partners, as a result of competitive products offered by other companies, products developed internally by these channel partners, their financial insolvency or otherwise.

WE MAY FAIL TO MANAGE SUCCESSFULLY THE GROWTH OF OUR BUSINESS.

         We have experienced employee turnover in our sales and operations personnel; our products have become increasingly complex; and our product distribution channels are being developed and expanded. The rapid evolution of our markets and the increasing complexity of our products has placed, and is likely to continue to place, significant strains on our administrative, operational, and financial resources and increase demands on our internal systems, procedures, and controls that may impact our ability to grow our business.

OUR SUCCESS DEPENDS ON OUR RETENTION OF KEY PERSONNEL.

         Our performance depends substantially on the performance of our key technical, senior management, and sales and marketing personnel. We may lose the services of any of such persons. Our success depends on our continuing ability to identify, hire, train, motivate, and retain highly qualified management, technical, and sales and marketing personnel. Despite current weak economic conditions, we experience intense competition for such personnel and are constantly exploring new avenues for attracting and retaining key personnel. However, we cannot ensure that we will successfully attract, assimilate, or retain highly qualified technical, managerial or sales and marketing personnel in the future.

OUR FAILURE TO CONTINUE TO EXPAND INTO INTERNATIONAL MARKETS COULD HARM OUR BUSINESS.

         We intend to continue to expand our operations outside of the United States and enter additional international markets, primarily through the establishment of channel partner arrangements. As mentioned above, we have concentrated recently on developing more focused relationships with fewer key distributors. We expect to commit additional time and development resources to customizing our products and services for selected international markets and to developing international sales and support channels. We cannot ensure that such efforts will be successful.

         We face certain difficulties and risks inherent in doing business internationally, including, but not limited to:

-     costs of customizing products and services for international markets;

-     dependence on independent resellers;

-     multiple and conflicting regulations;

-     exchange controls;

-     longer payment cycles;

-     unexpected changes in regulatory requirements;

-     import and export restrictions and tariffs;

-     difficulties in staffing and managing international operations;

-     greater difficulty or delay in accounts receivable collections;

-     potentially adverse tax consequences;

-     compliance with a variety of laws outside the United States;

- the impact of possible recessionary environments in economies outside the United States;

-     political and economic instability; and

-     exposure to foreign currency fluctuations.

         Our successful expansion into certain countries will require additional modification of our products, particularly national language support. Presently, the majority of our current export sales are denominated in United States dollars. To the extent that international sales continue to be denominated in United States dollars, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and, therefore, potentially less competitive in international markets. In certain European Union countries, however, we have introduced pricing in Euros. While we do maintain a foreign currency hedging program on accounts receivable, to the extent that future international sales are denominated in foreign currency, our operating results will be subject to risks associated with foreign currency fluctuation. Additionally, as we increase our international sales, seasonal fluctuations in revenue generation resulting from lower sales that typically occur during the summer months in Europe and other parts of the world may affect our total revenues.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY HARM OUR COMPETITIVE POSITION.

         Our success depends significantly upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements, and other contractual provisions to establish, maintain, and protect our proprietary rights. These means afford only limited protection.

         We have nine issued and twelve pending U.S. patents, and various foreign counterparts as of June 30, 2003. We cannot ensure that patents will issue from our pending applications or from any future applications or that, if issued, any claims allowed will be sufficiently broad to protect our technology. In addition, we cannot ensure that any patents that have been or may be issued will not be challenged, invalidated or circumvented, or that any rights granted by those patents would protect our proprietary rights. Failure of any patents to protect our technology may make it easier for our competitors to offer equivalent or superior technology.

         We have sought also to protect our intellectual property through the use of copyright, trademark, and trade secret laws. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services, or to obtain and use information that we regard as proprietary. Third parties may also independently develop similar technology without breach of our proprietary rights.

         In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, many of our products are licensed under end user license agreements (also known as shrinkwrap licenses) that are not signed by licensees. The law governing the enforceability of shrinkwrap license agreements is not settled in most jurisdictions. There can be no guarantee that we would achieve success in enforcing one or more shrinkwrap license agreements if we sought to do so in a court of law.

WE LICENSE CERTAIN TECHNOLOGIES FROM THIRD PARTIES.

         We license from third parties, generally on a non-exclusive basis, certain technologies used in our products. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our shipment of certain of our products while we seek to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, we cannot ensure that we will be successful in doing so on commercially reasonable terms or at all.

         We have started shipping Oracle(R) software as the database on which the eHealth(R) Suite runs. While we believe the switch to Oracle will make our products even more robust and we are comfortable with the choice of Oracle as a database vendor, there is no guarantee that our customers will readily accept this change. As with any vendor, there also is no guarantee that Oracle will be able to continue to deliver to us an acceptable database solution, nor that the product Oracle delivers will continue to interface effectively in conjunction with our eHealth Suite of products.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WOULD HARM OUR BUSINESS.

         Although we do not believe that we are infringing upon the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops legal protections for software products. Litigation may be necessary to protect our proprietary technology, and third parties may assert infringement claims against us with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against us can cause product release delays, require us to redesign our products, or require us to enter into royalty or license agreements which may not be available on terms acceptable to us or at all.

WE MAY NOT HAVE SUFFICIENT PROTECTION AGAINST PRODUCT LIABILITY CLAIMS.

         Because our products are used by our customers to identify and predict current and future application, system, and network problems and to avoid failures of the network to support critical business functions, design defects, software errors, misuse of our products, incorrect data from network elements, or other potential problems, within or out of our control, may arise from the use of our products and could result in financial or other damages to our customers. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims. As a matter of practice, our license agreements limit our liability in regards to product liability claims, and in many agreements, our maximum liability for product liability claims is limited to the equivalent of the cost of the products licensed under that agreement. However, any litigation or similar procedure related to a product liability claim may require considerable resources to be expended that could adversely affect our business and financial condition and decrease future revenues.

THE CONVICTION OF ARTHUR ANDERSEN LLP MAY LIMIT POTENTIAL RECOVERIES RELATED TO THEIR PRIOR SERVICE AS OUR INDEPENDENT AUDITORS.

         Arthur Andersen LLP served as our independent auditors until June 10, 2002. On June 15, 2002, Arthur Andersen LLP was found guilty on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Following this indictment, Arthur Andersen LLP informed the SEC that it would cease its operations. On June 10, 2002, we dismissed Arthur Andersen LLP and on June 11, 2002, we retained PricewaterhouseCoopers LLP as our independent auditors. Securities and Exchange Commission ("SEC") rules require us to present historical audited financial statements in various SEC filings, such as registration statements, along with consents from Arthur Andersen LLP to include its audit report in those filings. In light of the cessation of Arthur Andersen LLP's SEC practice, we will not be able to obtain the consent of Arthur Andersen LLP for the inclusion of its audit report in our relevant current and future filings. The SEC has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen LLP in certain circumstances, but purchasers of securities sold under our registration statements, which were not filed with the consent of Arthur Andersen LLP for the inclusion of its audit report will not be able to file suit against Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore their right of recovery under that section may be limited as a result of the lack of our ability to obtain the consent of Arthur Andersen LLP.

LIMITATIONS ON THE EFFECTIVENESS OF CONTROLS.

         The Company's management, including the Chief Executive Officer and the Chief Financial Officer, does not expect that our disclosure controls or our internal controls will prevent all errors and intentional misrepresentations. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or intentional conduct may occur and not be detected.

                                 USE OF PROCEEDS

         Concord will not receive any of the proceeds from the sale of any of the shares being offered and sold by the selling stockholders pursuant to this prospectus. See "Selling Stockholders" and "Plan of Distribution". The principal purpose of this offering is to effect an orderly disposition of the shares of common stock of Concord being offered and sold from time to time by the selling stockholders.


                              SELLING STOCKHOLDERS


         The following table sets forth, the following:

         (i)      the name of each selling stockholder;

         (ii) the number of shares of common stock and the percentage of outstanding common stock beneficially owned by each selling stockholder before this offering;

         (iii) the number of shares that each selling stockholder may offer and sell pursuant to this prospectus; and

         (iv) the number of shares of common stock and the percentage of outstanding common stock beneficially owned by each selling stockholder after this offering.

         The shares registered pursuant to this prospectus may be offered from time to time by any of the selling stockholders named below or by those individuals and entities to which they may transfer or distribute the shares. See "Plan of Distribution."

         Each of the selling stockholders has sole voting and investment power with respect to the shares they beneficially own. In addition, none of the selling stockholders has had any material relationship with Concord or any of its predecessors or affiliates within the past three years. This information was compiled solely from representations received from each of the selling stockholders.

         Since each selling stockholder may sell all, some or none of their shares registered under this prospectus, no estimate can be made of the aggregate number of percentage of shares of Common Stock that each Selling Stockholder will beneficially own upon completion of this offering. Thus, we have assumed that the selling stockholders will sell all of the shares of common stock registered for them under this prospectus.

         In calculating the percentage of shares beneficially owned by each selling stockholder after completion of the offering, we have based our calculations on the fact that as July 31, 2003, a total of 17,803,381 shares of common stock were outstanding.

                                     NUMBER OF SHARES                                      NUMBER OF SHARES
                                 BENEFICIALLY OWNED PRIOR                              BENEFICIALLY OWNED AFTER
                                      TO OFFERING (A)                                      THE OFFERING (A)
                                --------------------------                             ------------------------
                                                                 NUMBER OF SHARES
NAME                            NUMBER          PERCENTAGE           OFFERED           NUMBER       PERCENTAGE
----                            ------          ----------           -------           ------       ----------
Vo Ngoc Tran(B)                 276,207            1.55%             276,207             --              *

Vo Ngoc Tran(B) (held in         51,150                *              51,150             --              *
escrow)

TCGen, Inc.                      13,639                *              13,639             --              *
                                -------                              -------

TOTAL                           340,996            1.92%             340,996                             *
                                =======            ====              =======

---------------------------------------------------

(A) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). Beneficial ownership includes options to purchase common stock exercisable as of July 31, 2003 and options to purchase common stock that will become exercisable within 60 days of July 31, 2003 ("presently exercisable stock options"). Presently exercisable stock options are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(B) Former Chief Executive Officer and Director of netViz. Currently an employee of Concord. Excludes 25,000 shares of common stock issuable upon the exercising of options that are not presently exercisable and will not become exercisable within 60 days of July 31, 2003.

*    Less than one percent.


                              PLAN OF DISTRIBUTION

         The shares of common stock of Concord offered under this prospectus may be sold from time to time by or for the account of any of the selling stockholders or by those individuals and entities to whom they pledge, donate, distribute or transfer their shares or other successors in interest.

         The selling stockholders received the shares of common stock offered under this prospectus from Concord in connection with our acquisition of netViz Corporation completed on July 17, 2003.

         Concord will not receive any of the proceeds from the sale of these shares by the selling stockholders. Concord is paying the expenses of registering these shares for offer and sale by the selling stockholders. Such expenses include, but are not limited to, legal fees, accounting fees, various filing fees and other expenses incident to registering these shares. Concord is not paying any brokerage commissions incurred by the selling stockholder. Concord has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, arising in connection with this prospectus.

         The distribution of the shares of common stock of Concord offered under this prospectus by the selling stockholders is not subject to any underwriting agreement. The shares may be sold under this prospectus directly to purchasers by the selling stockholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The shares of common stock of Concord offered under this prospectus may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and/or the purchasers of the shares. Each selling stockholder will be responsible for payment of any and all commissions to brokers.

         The selling stockholders have agreed with Concord that neither of them may sell any of their respective shares registered under this prospectus for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part.

         Each selling stockholder may also loan or pledge the shares registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares using this prospectus.

         If and when any of the shares covered by this prospectus qualifies for sale under Rule 144 under the Securities Act, they may be sold under Rule 144 rather than under this prospectus.

         Any selling stockholder and any broker-dealer, agent or underwriter that participates with the selling stockholder in the distribution of the shares of common stock of Concord offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling stockholders are not restricted as to the price or prices at which they may sell the shares of common stock of Concord offered under this prospectus. Sales of such shares at less than the market price may depress the market price of Concord's common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also depress the market price of Concord's common stock.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Concord common stock offered under this prospectus may not simultaneously engage in market making activities with respect to the shares for a period of time prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, but not limited to, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholder.

         There is no assurance that any selling stockholder will sell any or all of the shares described in this prospectus and may transfer, devise or gift such securities by other means not described in this prospectus and, upon the transfer, the donee would have the same rights of sale as the selling stockholder under this prospectus.

         Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by Concord.

         Concord is permitted to suspend the use of this prospectus in connection with sales of the shares of common stock of Concord offered under this prospectus during periods of time if there then exists material, non-public information relating to Concord which, in the reasonable opinion of Concord, would not be appropriate for disclosure at that time.

         Concord will use all commercially reasonable efforts to cause this prospectus to remain effective until July 17, 2005.



                                  LEGAL MATTERS

         The validity of the shares of common stock of Concord offered hereby will be passed upon by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.


                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Arthur Andersen LLP served as our independent auditors until June 10, 2002. On June 15, 2002, Andersen was found guilty on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Following this indictment, Andersen informed the SEC that it would cease its operations. On June 10, 2002, we dismissed Andersen and on June 11, 2002, we retained PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ended December 31, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         Concord files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Our website is located at "http://www.concord.com." Information contained on our website is not part of this prospectus.

         The SEC allows Concord to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents previously filed with the SEC, including Concord's annual, current and quarterly reports. The information incorporated herein by reference is considered to be part of this document, except to the extent such information is modified or superseded by information provided herein. Any information that we file later with the SEC, specifically those documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will be automatically incorporated by reference and will automatically update and supersede the information in this Prospectus.

         The following documents have been filed by Concord with the SEC (File No. 0-23067) and are hereby incorporated by reference:

         1. Concord's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 19, 2003;

         2. Concord's Quarterly Report on Form 10-Q, for the quarter ended March 31, 2003, filed on May 2, 2003;

         3. Concord's Quarterly Report on Form 10-Q, for the quarter ended June 30, 2003, filed on August 7, 2003;

         4. Concord's Amended Quarterly Report on Form 10-Q/A, for the quarter ended June 30, 2003, filed on August 11, 2003;

         5. Concord's Definitive Proxy Statement on Form 14A, dated and filed on March 31, 2003; and

         6. The "Description of Registrant's Securities to be Registered" contained in Concord's registration statement filed on Form 8-A, filed on September 12, 1997.

         You may request a copy of all of the information incorporated by reference herein, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                      Concord Communications, Inc.
                      600 Nickerson Road
                      Marlborough, MA 01752
                      (508) 460-4646


         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate (other than with respect to the Registration Fee and the Nasdaq National Market additional listing fee expense) of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee - Securities and Exchange Commission            $       326.76
Nasdaq National Market Additional Listing Fee                    $     3,409.96
Accounting Fees and Expenses                                     $    19,000.00
Legal Fees and Expenses                                          $   158,750.00
Miscellaneous                                                    $     1,013.28
                                                                 --------------

                  TOTAL                                          $   182,500.00

         Concord will bear all expenses shown above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Concord's Restated Articles of Organization and the Restated By-Laws provide for indemnification of Concord's directors and officers unless such indemnification is prohibited by the Massachusetts Business Corporation Law. The Massachusetts Business Corporation Law generally permits indemnification of Concord directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of Concord. Reference is made to Concord's corporate charter filed as Exhibit
3.02 to Concord's Registration Statement on Form S-1 filed with the Commission on August 8, 1997, as amended (the "S-1") and Restated By-Laws filed as Exhibit
3.03 to Concord's S-1 and hereby incorporated by reference.

         Pursuant to an agreement between Charles River Partnership VII Limited Partnership and Mr. Richard M. Burnes, Jr., Charles River Partnership VII has agreed to indemnify Mr. Burnes against any liability incurred in his capacity as a director of Concord.

         Concord has entered into indemnification agreements with its directors and officers and has obtained directors and officers liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS.

         The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.  Item and Reference
-----------  ------------------
3.1          Restated Articles of Organization of Concord Communications, Inc.
             (filed as Exhibit 3.02 to the Registration Statement on Form S-1 of
             Concord Communications, Inc., filed with the Commission on August
             8, 1997, as amended and hereby incorporated by reference).

3.2          Restated By-laws of Concord Communications, Inc. (filed as Exhibit
             3.03 to the Registration Statement on Form S-1 of Concord
             Communications, Inc., filed with the Commission on August 8, 1997, as amended and hereby incorporated by reference).

4.1 Registration Rights Agreement, dated as of July 17, 2003 by and among Concord Communications, Inc. and Vo Ngoc Tran (filed herewith).

5.1          Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

23.1         Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2         Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
             5.1)

24           Power of Attorney (contained on Signature Pages)


ITEM 17. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered ) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Marlborough, Commonwealth of Massachusetts on August 19, 2003.
                                             Concord Communications, Inc.

                                             By: /s/ John A. Blaeser
                                                 -----------------------
                                                 John A. Blaeser
                                                 Chief Executive Officer
                                                 and President

                                POWER OF ATTORNEY

We, the undersigned officers and directors of Concord Communications, Inc., hereby severally constitute and appoint John A. Blaeser and Melissa H. Cruz and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors of Concord Communications, Inc., to enable Concord Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                NAME                            CAPACITY                                         DATE
                ----                            --------                                         ----
    /s/ John A. Blaeser                         Chief Executive Officer, President and
------------------------------------            Director (Principal Executive Officer)           August 19, 2003
          John A. Blaeser

    /s/ Melissa H. Cruz                         Chief Financial Officer, Executive Vice
------------------------------------            President of Finance (Principal Financial and    August 19, 2003
          Melissa H. Cruz                       Accounting Officer)

    /s/ Frederick W. W. Bolander                Director
------------------------------------                                                             August 19, 2003
      Frederick W. W. Bolander

------------------------------------            Director
       Richard M. Burnes, Jr.                                                                    August __, 2003

    /s/ Jack M. Cooper                          Director
------------------------------------
           Jack M. Cooper                                                                        August 19, 2003

     /s/ Robert M. Wadsworth                    Director
------------------------------------
        Robert M. Wadsworth                                                                      August 19, 2003

                                INDEX TO EXHIBITS

Exhibit No.  Item and Reference
-----------  ------------------
3.1          Restated Articles of Organization of Concord Communications, Inc.
             (filed as Exhibit 3.02 to the Registration Statement on Form S-1 of
             Concord Communications, Inc., filed with the Commission on August
             8, 1997, as amended and hereby incorporated by reference).

3.2          Restated By-laws of Concord Communications, Inc. (filed as Exhibit
             3.03 to the Registration Statement on Form S-1 of Concord
             Communications, Inc., filed with the Commission on August 8, 1997, as amended and hereby incorporated by reference).

4.1 Registration Rights Agreement, dated as of July 17, 2003 by and between Concord Communications, Inc. and Vo Ngoc Tran (filed herewith).

5.1          Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith).

23.1         Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2         Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
             5.1).

24           Power of Attorney (contained on Signature Pages).




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